CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 47 to the registration statement on Form N-1A ("Registration Statement") of our report dated June 6, 2003, relating to the financial statements and financial highlights which appears in the April 30, 2003 Annual Reports to Shareholders of The AAL Mutual Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
June 27, 2003